Exhibit 99.4

Confidential

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of October 13, 2025, by and among Wisdom Avenue Global Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Wisdom Avenue”), Waterflower Investment Ltd., a limited liability company incorporated under the laws of the British Virgin Islands (the “Waterflower Investment”, and together with Wisdom Avenue, the “Subscribers”) and Excellence Education Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (“Parent”), each a “Party” and together the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Parent, Bright Education Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly owned subsidiary of Parent (“Merger Sub”), and Bright Scholar Education Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the Merger, Subscribers desire to subscribe for 29.1092 newly issued ordinary shares of Parent, par value of US$0.0001 per share, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the Parties agree as follows:

1. Subscription.

1.1 Subject to the terms and conditions of this Agreement, at the Subscription Closing (as defined below), (i) Parent shall issue to each Subscriber the number of ordinary shares, par value US$0.0001 per share, of Parent as set forth opposite such Subscriber’s name in Schedule A hereto (collectively, the “Subscription Shares”), and (ii) in exchange for Parent issuing the Subscription Shares to the Subscribers at the Subscription Closing, each Subscriber shall, severally and not jointly, deliver, at the direction of Parent, the corresponding purchase price set forth in Schedule A (the aggregate amount being the “Purchase Price”) to the account designated by Parent in writing at least five (5) Business Days prior to the Subscription Closing.

1.2 The closing of the issuance and subscription of the Subscription Shares (the “Subscription Closing”) shall take place prior to the Closing and shall be subject to the satisfaction of the conditions set forth in Section 1.4 below. As soon as practicable after the Subscription Closing, Parent shall deliver to the Subscribers certified true copies of Parent’s register of members, showing the Subscribers as the registered holders of Subscription Shares, and share certificates representing the Subscription Shares in the name of each of the Subscribers.

1.3 The Purchase Price shall be used by Parent solely for the purpose of funding (a) the aggregate Merger Consideration and Option Consideration pursuant to Section 3.2 and Section 3.3 of the Merger Agreement, (b) any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Merger and the other Transactions upon the terms and conditions contemplated by the Merger Agreement, and (c) all related fees and expenses associated therewith. Parent hereby acknowledges, agrees and confirms that the Purchaser Price hereunder shall be sufficient to pay in full the amounts set forth in sub-clauses (a), (b) and (c) above pursuant to, and in accordance with, the Merger Agreement and the transactions contemplated thereby. Parent agrees that the delivery of the Purchase Price to the account designated by Parent in writing will constitute full and complete satisfaction of the Subscribers’ payment obligations under Section 1.1 of this Agreement.

1.4 The obligation of the Subscribers to pay the Purchaser Price and subscribe for the Subscription Shares at the Subscription Closing shall be subject only to the satisfaction or waiver of the following conditions:

(a) each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 8.1 and Section 8.2 of the Merger Agreement as in effect from time to time shall have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the Closing); and

(b) the substantially simultaneous funding by each Subscriber of its portion of the Purchase Price as set forth in Schedule A hereto; provided, however, that for the avoidance of doubt, the failure by a Subscriber to fund its portion of the Purchase Price shall not limit or impair the ability of Parent or the Company to enforce the obligations of the other Subscriber under this Agreement if Parent or the Company is seeking to enforce the obligations of the defaulting Subscriber(s).

Notwithstanding the foregoing, if the Company is awarded specific performance with respect to the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, the condition set forth in Section 1.4 shall be deemed satisfied.

2. Representations and Warranties.

2.1 Each Subscriber hereby, severally and not jointly, represents and warrants to Parent that the statements contained in this Section 2.1 are true and correct as of the date hereof and will be true and correct as of the date of the Subscription Closing:

(a) Organization, Standing and Authority. Each Subscriber is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Subscribers and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each Subscriber, enforceable against each Subscriber in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations.

(i)	no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary on the part of any Subscriber for the execution, delivery and performance of this Agreement by any Subscriber or the consummation by any Subscriber of the transactions contemplated hereby; and

(ii)	neither the execution, delivery or performance of this Agreement by any Subscriber nor the consummation by any Subscriber of the transactions contemplated hereby nor compliance by any Subscriber with any of the provisions hereof shall:

(A)	conflict with or violate any provision of the organizational and constitutional documents of any Subscriber;

(B)	result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrances on such property or asset of any Subscriber pursuant to, any Contract to which such Subscriber is a party or by which such Subscriber or any property or asset of such Subscriber is bound or affected; or

(C)	violate any Law applicable to any Subscriber or any of its properties or assets.

(c) there is no Action pending against each Subscriber, or, to the actual knowledge of such Subscriber, threatened against it or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations hereunder.

(d) as of the Subscription Closing, each Subscriber is solvent and has the financial capacity and sufficient funds to pay and perform its obligations under this Agreement.

2.2 Parent hereby represents and warrants to the Subscribers that the statements contained in this Section 2.2 are true and correct as of the date hereof and will be true and correct as of the date of the Subscription Closing:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Subscribers, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Parent has made available to the Subscribers complete and correct copies of its organizational and constitutional documents and is not in violation of any of the provisions of its organizational and constitutional documents.

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the laws of the British Virgin Islands:

(i)	no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (1) compliance with any applicable requirements of the Securities Act and the Exchange Act, (2) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, (3) such filings with the SEC as may be required to be made by Parent and Merger Sub in connection with the Merger Agreement and the Transactions, (4) such filings as may be required under the rules and regulations of the NYSE in connection with the Merger Agreement or the Transactions, or (5) such filings as may be required in connection with state and local transfer Taxes, as applicable; and

(ii)	neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall:

(A)	conflict with or violate any provision of the organizational and constitutional documents of Parent;

(B)	result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrances on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected; or

(C)	violate any Law applicable to Parent or any of Parent’s properties or assets.

(c) Issuance of Parent Shares. Upon the Subscription Closing, the Subscription Shares shall be duly authorized and validly issued to the Subscribers, fully paid and non-assessable, and free and clear of all Encumbrances, preemptive rights, rights of first refusal, subscription and similar rights.

(d) Capitalization of Parent. The authorized share capital of Parent is US$5 divided into 50,000 ordinary shares of a par value of US$0.0001 each, and assuming the full performance of the Rollover Agreement and the completion of the transactions contemplated by this Agreement, 134.7883 ordinary shares are validly issued and outstanding.

(e) Ownership and Operation of Parent and Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a party to any Contract, in each case other than as contemplated under the Merger Agreement. All of the issued and outstanding capital stock of Merger Sub at the Subscription Closing and the Effective Time will be owned directly by Parent. Parent was initially formed for the purpose of holding Shares of the Company.

(f) No Other Ownership. Neither Parent nor Merger Sub owns, on record or beneficially, any equity or similar interest in, or any interest convertible or exchangeable for any equity or similar interest in, any Person, except that Parent owns 100% of the equity interests of Merger Sub free and clear of all Encumbrances, and if the transactions contemplated by the Merger Agreement are consummated on the terms set forth therein, Parent will own 100% of the equity interests of the Surviving Company pursuant to the Merger.

3. Termination; Unwinding Actions.

3.1 Termination. This Agreement and the obligations of the Parties hereunder will terminate automatically and immediately upon the earlier to occur of (a) the consummation of the Subscription Closing or (b) the valid termination of the Merger Agreement in accordance with Section 9.1 thereof; provided that, if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, this Agreement and the obligations of the Parties hereunder shall survive until the earlier of (i) full discharge by Parent and Merger Sub of all their obligations under the Merger Agreement, if a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding determines that Parent and Merger Sub are required to fulfill such obligations, or (ii) the withdrawal or final dismissal by a court of competent jurisdiction of such claim or proceeding. In the event of termination of this Agreement as provided in this Section 3.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided that this Section 3.1 and Section 4 shall survive the termination of this Agreement. Nothing in this Section 3.1 shall relieve or otherwise limit any Party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Subscription Closing has already taken place, then Parent and Merger Sub shall, upon the termination of the Merger Agreement, promptly take all such actions as are necessary to restore the Subscriber to the position it was in with respect to ownership of the Subscription Shares immediately prior to the Subscription Closing.

3.2 Unwinding Actions. If for any reason this Agreement is terminated in accordance with Section 3.1(b), Parent shall, and shall cause Merger Sub and, if applicable, the Paying Agent, to, promptly return the Purchase Price to the Subscribers at its account, and take all such actions as are necessary, including repurchase and/or cancellation of the Subscription Shares issued to the Subscribers under this Agreement, so as to restore each Subscriber to the position it was in with respect to the ownership and possession of the Subscription Shares and Purchase Price immediately prior to the Subscription Closing (such actions, the “Unwinding Actions”); and without limiting the generality of the foregoing, the Parties hereto agree to take, and cause their Subsidiaries to take, all necessary actions, including any amendments to this Agreement, to implement the Unwinding Actions and reflect the purpose of the Unwinding Actions.

4. Miscellaneous.

4.1 Amendments and Modifications. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party hereto and the Company (acting at the direction of the Special Committee).

4.2 Waiver. No failure or delay of any Party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

4.3 Entire Agreement. This Agreement, the Merger Agreement, the Limited Guarantees, the Rollover Agreement and the Ultimate Wise SPA constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

4.4 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement and schedule hereto or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time. The place of arbitration shall be Hong Kong. The official language of the arbitration (including but not limited to any arbitral award rendered) shall be English and the arbitration tribunal shall consist of one arbitrator (the “Arbitrator”). The claimant(s) and the respondent(s), irrespective of number, shall jointly nominate the Arbitrator. In the event the claimant(s) or respondent(s) shall fail to nominate or agree on the joint nomination of the Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

4.5 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party hereto without the prior written consent of the other Parties and the Company (acting at the direction of the Special Committee), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

4.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

4.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

4.8 Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.9 Specific Performance. Each Party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Party in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to any Party or the Company, as applicable, each Party and the Company (to the limited extent set forth in Section 4.10 hereof, and at the direction of the Special Committee) will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party or the Company (to the limited extent set forth in Section 4.10 hereof), as applicable, shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or the Company (to the limited extent set forth in Section 4.10 hereof).

4.10 Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to, nor does it, confer upon any person (other than Parent and the Subscribers) any rights or remedies under, or by reason of, or any rights (i) to enforce any provisions of this Agreement or (ii) to confer upon any person any rights or remedies against any person other than the Parties hereof under or by reason of this Agreement, provided, however, that subject to the terms, conditions and limitations set forth in Section 10.10 of the Merger Agreement, if the Company has obtained an order of specific performance pursuant to Section 10.10 of the Merger Agreement, the Company is an express third party beneficiary of the rights granted to Parent under this Agreement to the extent of the rights set forth in Section 1 and Section 4 and shall be entitled to specific performance (or another non-monetary equitable remedy) to cause each Subscriber to fund its respective Purchase Price pursuant to and in accordance with Section 1.1 to enable Parent and Merger Sub to effect the Closing under the Merger Agreement. For the avoidance of doubt, under no circumstances shall any creditor of Parent or any other person that is not a Party to this Agreement (other than the Company to the limited extent set forth above) be deemed a third-party beneficiary of this Agreement or have any right to enforce any obligation or liability hereunder.

4.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, Parent covenants, agrees and acknowledges that no Person other than the Subscribers, their successors or permitted assigns shall have any obligation hereunder. For the avoidance of doubt, this Section 4.11 shall not in any manner limit, restrict or affect any Person’s obligations or liabilities under the Merger Agreement, the Ultimate Wise SPA, the Rollover Agreement, or the Limited Guarantees, in each case to which such Person is a party.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PARENT:

EXCELLENCE EDUCATION INVESTMENT LIMITED

By:	/s/ Meirong Yang
Name:	Meirong Yang
Title:	Director

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SUBSCRIBER:

WISDOM AVENUE GLOBAL LIMITED

By:	/s/ Qing Yao
Name:	Qing Yao
Title:	Director

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SUBSCRIBER:

WATERFLOWER INVESTMENT LTD.

By:	/s/ Qing Yao
Name:	Qing Yao
Title:	Director

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

Schedule A Subscription Details

No.	Subscribers	Number of Ordinary Shares Subscribed	Purchase Price (US$)
1	Wisdom Avenue Global Limited	22.3698	11,324,478.95
2	Waterflower Investment Ltd.	6.7394	3,411,756.75
Total		29.1092	14,736,235.70

SCHEDULE A TO SUBSCRIPTION AGREEMENT